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                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-8 Numbers 33-25427, as amended, filed on January 10, 1989; 33-25428, as amended, filed on January 19, 1989; 33-25429, as amended, filed on January 19, 1989; 33-25430, filed on
November 10, 1988;  33-32767, filed on January 3, 1990; 33-40475, filed on
November 5, 1991; 33-43280, filed on October 10, 1991; 33-63798 and 33-63800, filed on June 3, 1993; and Form S-3 Number 33-40475, filed April 29, 1992. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1993 or performed any audit procedures subsequent to the date of our report.



                                               ARTHUR ANDERSEN LLP

Orange County, California
March 29, 1996



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